                         SUELTHAUS & WALSH, P.C.

                         December 1, 1997                    Exhibit 8




Board of Directors                    Board of Directors
First Banks America, Inc.             First Commercial Bancorp, Inc.
135 North Meramec Avenue              865 Howe Ave., Suite 310
St. Louis, Missouri  63105            Sacramento, California  95825

      Re: Agreement and Plan of Merger by and between First Banks America, Inc. and First Commercial Bancorp, Inc., dated October 3, 1997 , as amended

Gentlemen:

      You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "MERGER") of First Commercial Bancorp, Inc. ("FIRST COMMERCIAL") with and into First Banks America,
Inc. ("FIRST BANKS AMERICA"), and the resulting acquisition by First Banks America of all the issued and outstanding capital stock of First Commercial.

      In connection with the preparation of our opinion, we have examined and have relied upon the following:

      (i) The Agreement and Plan of Merger by and between First Banks America and First Commercial dated October 3, 1997 (the "PLAN");

      (ii) The draft Proxy Statement-Prospectus contained in the Registration Statement on Form S-4 of First Banks America filed with the Securities and Exchange Commission on October 17, 1997;

      (iii) The representations on behalf of First Banks America set forth in EXHIBIT A hereto (the "FIRST BANKS AMERICA CERTIFICATE");

      (iv) The representations on behalf of First Commercial and its Board of Directors set forth in EXHIBIT B hereto (the "FIRST COMMERCIAL CERTIFICATE").

      Our opinion is based solely upon the factual information contained in the above-referenced documents. In rendering our opinion, we have assumed the accuracy of all information contained in each document (including information in the First Banks America Certificate and First Commercial Certificate represented to be accurate only to the best knowledge of the person issuing the Certificate), and we have also assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document. If the actual facts relating to any aspect of the Merger differ in any material respect from those facts set forth in any such document or those facts and assumptions described below in the section captioned "Statement of Facts," any or all the opinions expressed herein may be inapplicable. All terms appearing, but not otherwise defined in this opinion letter, shall have the meaning ascribed to them in the Plan.

                                 OPINIONS
                                 --------

      Based upon the foregoing and on the facts and representations described in the Statement of Facts, and subject to the more detailed analyses of the issues set forth in the Legal Analysis section of this letter and the conditions and limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

      1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended to the date hereof (the "CODE"), and First Banks America and First Commercial each will constitute a party to a reorganization within the meaning of Section 368(b) of the Code.

      2. Neither First Banks America nor First Commercial will recognize gain or loss as a result of the Merger.

      3. Each stockholder of First Commercial who exchanges his, her, or its shares of First Commercial Common Stock (as defined in the Statement of Facts following) solely for shares of First Banks America Common Stock (as defined in the Statement of Facts following):

              (a)    will recognize no gain or loss;

              (b) will have an aggregate tax basis in the shares of First Banks America Common Stock the stockholder receives equal to the stockholder's aggregate tax basis in the shares of First Commercial Common Stock the stockholder surrenders in the Merger; and

              (c) will have a holding period for the shares of First Banks America Common Stock the stockholder receives which includes the stockholder's holding period for the First Commercial Common Stock the stockholder surrenders in the Merger.

      4. A stockholder of First Commercial Common Stock who receives cash in the Merger in lieu of a fractional share interest in First Banks America Common Stock will be treated as having received the cash in redemption of such fractional share interest. Accordingly, the recipient will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the fractional share interest. The stockholder's adjusted tax basis in the fractional share interest will be determined as if First Banks America issued a fractional share of First Banks America Common Stock in the Merger and then redeemed such fractional share. Thus, the stockholder's adjusted tax basis in First Commercial Common Stock will be allocated to the First Banks America Common Stock the stockholder receives, including the fractional share so redeemed. If the stockholder's First Commercial Common Stock is a capital asset in the stockholder's hands, the gain or loss will be capital, long- or short-term depending upon the stockholder's holding period.

      5. The receipt of cash rather than First Banks America Common Stock by any stockholder who effectively exercises appraisal rights and does not withdraw his, her, or its demand therefor is a taxable transaction. In most cases, such stockholder will recognize gain or loss from the sale of First Commercial Common Stock equal to the difference between the cash received and the stockholder's adjusted tax basis in his, her, or its First Commercial Common Stock. Such gain or loss will be capital if the First Commercial Common Stock is a capital asset in the stockholder's hands, and long- or short-term depending on the stockholder's holding period. However, continued ownership of First Banks America Common Stock, directly or constructively, could result in the stockholder realizing ordinary income, possibly to the extent of the cash the stockholder receives. Definitive resolution of this issue with respect to a stockholder who effectively exercises appraisal rights and does not withdraw his, her, or its demand therefor requires analysis of specific facts applicable to such stockholder.

                     *  *  *  *  *  *  *  *  *  *

      We express no opinion with regard to federal, state, or local taxes, or any other federal or state laws not specifically referred to and discussed herein. Further, our opinions are based upon the Code, regulations promulgated by the United States Department of the Treasury under the Code ("TREASURY REG."), and interpretations and judicial precedents as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the opinions expressed herein may become inapplicable.

      The foregoing opinions reflect our legal judgment solely on the issues represented and discussed herein. While these opinions reflect our best professional judgment with respect to the matters they address, they have no official status and, therefore, are not binding on the Internal Revenue Service (the "SERVICE") or the courts.

                           STATEMENT OF FACTS
                           ------------------

PARTIES TO THE PROPOSED MERGER

      First Commercial Bancorp, Inc. First Commercial is a Delaware corporation that was reincorporated in Delaware in 1990 to act as a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "ACT"). First Commercial owns all of the issued and outstanding stock of one subsidiary bank, First Commercial Bank, a California state-chartered bank that began operations in 1979. Through the subsidiary bank, First Commercial offers a complete line of commercial banking services in Sacramento, Roseville, San Francisco, Concord, and Campbell, California. Such banking services include commercial, real estate construction and development, commercial and residential real estate, and consumer and installment loans.

      First Commercial has two classes of authorized capital stock, consisting of (i) 10,000,000 shares of voting Common Stock, $1.25 par value ("FIRST COMMERCIAL COMMON STOCK"), of which 845,779 shares were issued and outstanding as of November 24, 1997 and (ii) 5,000,000 shares of Preferred Stock, par value $0.01, the rights and preferences of which may be designated in one or more series by resolution of the Board of Directors of First Commercial, and of which 500,000 have been designated as Series A Participated Preferred Stock, but none of which have been issued. First Commercial has approximately 1,042 stockholders of record.


      First Banks America, Inc. First Banks America is a Delaware corporation that was organized in 1978 to act as a registered bank holding company under the Act. First Banks America, directly and through its subsidiaries, offers a broad range of banking services in Roseville, Rancho Cordova, and Citrus Heights, California and Houston, Dallas, Irving, and McKinney, Texas. The commercial and personal banking services offering by First Banks America include certificate of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include commercial and industrial, commercial and residential real estate, real estate construction and development, and consumer loans. Other financial services include automatic teller machines, telephone banking, lockbox deposits, cash management services, savings accounts, credit-related insurance, and safe deposit boxes.

      First Banks America will have, at the time of the Merger, 10,666,666 shares of authorized capital stock divided into two classes consisting of (i) 1,040,709 issued and outstanding shares of Class A Common Stock $0.15 par value ("FIRST BANKS AMERICA COMMON STOCK"), and (ii) 2,500,000 issued
and outstanding shares of Class B Common Stock, $0.15 par value.   First
Banks America Common Stock will be the only class of stock tendered by First Banks America in the Merger. First Banks America Common Stock is traded on the New York Stock Exchange under the symbol FBA. On November 24, 1997, the last sale price for First Banks America Common Stock as reported by the NYSE was $17.62.

THE PROPOSED MERGER

      Background; Business Purposes. First Commercial's Board of Directors has determined that the Merger will result in a combined entity that is (i) capable of competing more effectively with larger financial institutions that have exerted increasing competitive pressures on First Commercial, (ii) well-capitalized and capable of enjoying significant market penetration throughout the Sacramento, California and surrounding metropolitan area banking market, (iii) capable of offering, directly or in cooperation with First Banks America and its current subsidiaries, certain customer services in a more cost-effective manner, and (iv) committed to serving the banking and other financial needs of First Commercial's depositors, employees, customers, and communities.

      First Banks America's Board of Directors has determined that the Merger will enable First Banks America to (i) take advantage of a unique opportunity to First Banks America to increase its presence in the Sacramento, California and surrounding area banking market, through the acquisition of an established banking franchise in an area where First Banks America does not currently have a strong presence, and (ii) enhance First Banks America's ability to compete in the increasingly competitive banking and financial services industry.

      The Plan of Reorganization.   As a result of the foregoing
determinations and arm's-length negotiations, First Banks America and First Commercial entered into the Plan on October 3, 1997. First Commercial's Board of Directors has unanimously approved the Plan and will recommend to its stockholders approval and adoption of the Plan pursuant to which First Commercial will merge with and into First Banks America.

      Upon approval by holders of at least a majority of the issued and outstanding shares of First Commercial Common Stock and of at least a majority of the issued and outstanding shares of First Banks America Common Stock and the First Banks America Class B Common Stock, and upon satisfaction of certain conditions in the Plan, including approval by the requisite state and federal regulatory agencies, First Commercial will be merged with and into First Banks America. The Merger will be a statutory merger pursuant to the Delaware General Corporation Law.

      On the date the Merger is consummated (the "EFFECTIVE DATE"), each stockholder of First Commercial, except stockholders who effectively exercise appraisal rights and do not withdraw their demand therefor, will convert his, her, or its First Commercial Common Stock into shares of First Banks America Common Stock.

      The conversion ratio is based upon arm's-length negotiations. No fractional share of First Banks America Common Stock will be issued in the Merger. Cash will be paid by First Banks America in lieu of fractional shares, if any.

      First Commercial stockholders may exercise appraisal rights in compliance with the requirements of Section 262 of the Delaware General Business Corporation Law and will be entitled to receive, in cash, an amount equal to the appraised value of his, her, or its shares of First Commercial Common Stock upon consummation of the Merger. Payments to stockholders who effectively exercise appraisal rights and do not withdraw their demand therefor will be made solely by First Banks America.

                          LEGAL ANALYSIS
                          --------------

      SECTIONS 368(A)(1)(A) AND 368(A)(1)(D) REQUIREMENTS

      Overview.  Section 368(a)(1)(A) of the Code provides that the term
reorganization  includes  a statutory merger or consolidation.   Section
368(a)(1)(D) of the Code provides that a reorganization includes a transfer of some or all assets from one corporation to another when the transferor, or one or more of its shareholders, or the transferor and one or more of its shareholders are in control of the transferee corporation following the transfer of assets. To constitute a reorganization, in addition to being a statutory merger the Merger also must satisfy the nonstatutory requirements
of  business purpose,   continuity of business enterprise,  and  continuity
of proprietary interest  as set forth in Treasury Reg. Sec. 1.368-1(b).

      Statutory Merger.   The Merger will qualify as a statutory merger under
Delaware law and will result in the transfer of substantially all of First Commercial's assets to First Banks America.

      Control  Requirement.   Following the Merger, First Banks and others,
who or which were shareholders of First Commercial before the Merger, will own more than fifty percent of all classes of stock of First Banks America. Under Section 368(a)(2)(H) of the Code, such level of control satisfies the control requirement of Section 368(a)(1)(D) of the Code, so long as the transferee corporation acquires substantially all the assets of the transferor, as it will in the Merger, and the stock of the transferee passes to the shareholders of the transferor pursuant to the plan of reorganization, as it will in the Merger.

      Business Purpose Requirement. This requirement is satisfied if the reorganization is undertaken for reasons germane to the continuance of the business of a corporation in modified corporate form. Treasury Reg.
Sections 1.368-1(b), -2(g). Based on the business reasons for the Merger identified in the section hereof entitled The Proposed Merger, the accuracy of which we assume, this requirement is satisfied.

      Continuity of Business Enterprise Requirement. This requirement is satisfied if the acquiring corporation (First Banks America) continues the historic business of the target corporation (First Commercial) or uses a significant portion of the target corporation's historic business assets in a business. Treasury Reg. Sec. 1.368-1(d)(2). Based on the representations contained in the First Banks America Certificate, following the Merger First Banks America will continue to conduct the historic businesses currently conducted by First Commercial. As a result, the continuity of business enterprise test will be satisfied. Rev. Rul. 85-198,1985-2 C.B. 120.

      Continuity of Proprietary Interest Requirement. The Merger must satisfy the continuity of proprietary interest requirement, which, in the context of a statutory merger, means that the stockholders of the target corporation (First Commercial) must receive stock of the acquiring corporation (First Banks America) which represent(s) a material part of the
value of the transferred assets.   Helvering v. Minnesota Tea Co., 296 U.S.
378, 386 (1935); LeTulle v. Scofield, 308 U.S. 415 (1940); Cortland
Speciality Co. v. Commissioner, 60 F.2d 937 (2d Cir. 1932); Treasury Reg. Sections 1.368-1(b), -2(a).

      First Banks America Common Stock qualifies as the type of consideration that will satisfy the foregoing test. With regard to whether the fair market value of the aggregate amount of First Banks America Common

Stock to be exchanged pursuant to the Plan will be sufficient, the Service generally has required, as a condition to issuing a favorable advance ruling under Section 368(a)(1)(A), that the former stockholders of the target corporation receive stock in the acquiring corporation having a value on the effective date of the merger equal to at least 50 percent of the value of the formerly outstanding stock of the target corporation as of the same date, including, for purposes of determining shares outstanding, shares redeemed as part of the (or to facilitate the plan of) reorganization (the "50 PERCENT CONTINUITY TEST"). Rev. Proc. 77-37, 1977-2 C.B. 568; Rev. Proc. 86-42,
1986-2 C.B. 722.

      The 50 percent continuity test will be satisfied if the First Banks America Common Stock received by First Commercial stockholders in the Merger and retained by them following the Merger has a value at least equal to 50 percent of the aggregate fair market value of the issued and outstanding First Commercial Common Stock on the Effective Date. For the purpose of our opinions, we have assumed that the fair market value of the First Banks America Common Stock issued as consideration in the Merger will be in excess of 50 percent of the aggregate fair market value of the issued and outstanding First Commercial Common Stock on the Effective Date, and the structure of the pricing mechanism in the Plan supports this assumption. If this assumption is incorrect, or if First Commercial stockholders dispose of First Banks America Common Stock following the Merger so as to cause the retained First Banks America Common Stock to have a value less than 50 percent of the value of the issued and outstanding First Commercial Common Stock, the 50 percent continuity test will not be satisfied, and the merger may fail to qualify as a reorganization described in Section 368(a)(1)(A) of the Code.

      Existing judicial decisions suggest that a lesser percentage of continuity will satisfy the continuity of interest requirement. See, for example, John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935). Thus, failure to meet the Service's advance ruling guidelines is not necessarily critical and does not necessarily render the reorganization taxable. We recommend, however, that the parties comply with the Service's advance ruling guideline so as to minimize the risk that the Service will challenge the reorganization for lack of continuity of proprietary interest.

FEDERAL INCOME TAX CONSEQUENCES TO THE PARTIES

      A reorganization qualifying under Section 368(a)(1)(A) and Section 368(a)(1)(D) of the Code will result in the following federal income tax consequences:

      No Corporate Level Gain. Unless the liabilities of First Commercial which First Banks takes subject to or assumes in the Merger exceed the aggregate adjusted tax basis of First Commercial's assets (Code Section 357(c)) neither First Commercial nor First Banks America will recognize gain or loss as a result of the Merger. First Banks America will hold the assets it receives from First Commercial with their historical adjusted tax bases and their tax attributes, including their holding period, as if First Commercial continued to own the assets. Code Section 362(b).

      Solely Stock Received. Except for (i) cash received in lieu of fractional share interests which will result in the recognition of gain or loss by the recipient stockholders, and (ii) stockholders who effectively exercise appraisal rights and do not withdraw their demand therefor and receive only cash, First Commercial stockholders will receive only First Banks America Common Stock. Pursuant to Code Section 354(a)(1), a First Commercial stockholder who receives solely First Banks America Common Stock in exchange for his, her, or its First Commercial Common Stock recognizes no gain or loss in the Merger.

      Basis. First Commercial stockholders who receive First Banks America Common Stock in the Merger will have a tax basis in such First Banks America Common Stock equal to the tax basis of the First Commercial Common Stock they surrender in exchange therefor. Code Section 358(a)(1).

      Cash in Lieu of Fractional Shares. Each former stockholder of First Commercial who receives cash in lieu of fractional share of First Banks America Common Stock will be treated as if the fractional shares were distributed as part of the Merger and were then redeemed. Such stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of such fractional shares and the cash received in lieu thereof, inasmuch as the First Banks America Certificate and the First Commercial Certificate indicate that the cash to be paid in lieu of fractional shares is not a bargained part of the Merger consideration, but a matter of convenience to avoid the expense of issuing fractional shares. See Rev. Proc. 77-41, 1977-2 C.B. 574, for the Service's advance ruling position on this issue. Any such gain or loss a First Commercial stockholder recognizes should constitute a capital gain or loss if the shares of First Commercial Common Stock were a capital asset to the stockholder. Code
Section 1221. Any capital gain or loss such stockholder recognizes will constitute a long-term gain or loss if the stockholder held the shares for more than one year before the Merger. Code Section 1222(3) and (4).

      Appraisal Rights. First Commercial stockholders who effectively exercise appraisal rights and do not withdraw their demand therefor will be deemed to have sold their First Commercial Common Stock for the cash they receive. Normally, they will recognize gain or loss on that sale under Code
Section 1001. It is possible, however, although unlikely in view of the disparity in size of the corporations involved in the Merger, that continued actual or constructive ownership of First Banks America Common Stock by such a First Commercial stockholder could cause that stockholder's receipt of cash to be treated in whole or in part, as a realization of ordinary income equivalent to a dividend. Code Sections 356, 302, and 318 together might generate such a result. Since we do not know which stockholders, if any, may effectively exercise appraisal rights and not withdraw their demand therefor, and because the inquiry would be factually intensive with respect to any such stockholder, we are unable to render an opinion with respect to this matter.

                              CONSENT
                              -------

      We hereby consent to the filing of this letter as an exhibit to Registration Statement 333-38103 in connection with the proposed
Merger and to all references made to this letter in such Registration
Statement.

                              Very truly yours,

                              /s/  SUELTHAUS & WALSH, P.C.

                              EXHIBIT A
                              ---------

                CERTIFICATE OF FIRST BANKS AMERICA, INC.
                ----------------------------------------

      The undersigned Allen H. Blake, Vice President, Chief Financial Officer, and Secretary of First Banks America, Inc., a Delaware corporation ("FIRST BANKS AMERICA"), on behalf of First Banks America and its Board of Directors, HEREBY CERTIFIES that: (a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and between First Banks America, a Delaware corporation and First Commercial Bancorp, Inc., a Delaware corporation ("FIRST COMMERCIAL"), dated October 3, 1997 , as amended (the "PLAN"); and (b) I am aware that (i) this Certificate will be relied on by Suelthaus & Walsh, P.C., counsel for First Commercial, in rendering its opinion that the merger (the "MERGER") of First Commercial into First Banks America will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (D) of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) the facts and representations recited herein will survive the Merger. All terms used in this Certificate but not defined herein shall have the meanings assigned to them in the Plan.

      The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF FIRST BANKS AMERICA AND ITS BOARD OF DIRECTORS, as follows:

      1. The fair market value of the First Banks America Common Stock and any cash to be received in lieu of fractional shares by each First Commercial shareholder will be approximately equal to the fair market value of the First Commercial Common Stock surrendered in the Merger by each such shareholder.

      2. First Banks America has no plan or intention to redeem or otherwise reacquire any of the First Banks America Common Stock issued to the shareholders of First Commercial in the Merger.

      3. First Banks America has no plan or intention to sell or otherwise dispose of any assets of First Commercial (or its subsidiaries) acquired in the Merger, except for dispositions made in the ordinary course of business.

      4. Following the Merger, First Banks America will continue the historic businesses of First Commercial.

      5. Expenses, if any, incurred in connection with the Merger that are properly attributable to the shareholders of First Commercial or to First Commercial will not be paid by First Banks America. First Banks America will pay its own expenses which are incurred in connection with the Merger.

      6. No intercorporate indebtedness exists or will exist prior to the Merger between First Commercial and First Banks America that was issued or acquired, or will be settled, at a discount.

      7. The payment of cash in lieu of fractional shares of First Banks America Common Stock will be solely for the purposes of avoiding the expense and inconvenience to First Banks America of issuing fractional shares and will not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the First Commercial shareholders in lieu of fractional shares of First Banks America Common
Stock will not exceed one percent of the total consideration that will be issued in the transaction to the First Commercial shareholders in exchange for their shares of First Commercial Common stock. The fractional share interests of each First Commercial shareholder will be aggregated, and no First Commercial shareholder will receive cash in an amount equal to or greater than the value of one full share of First Banks America Common Stock except shareholders who effectively exercise appraisal rights and do not withdraw their demand therefor.

      8. None of the compensation to be received by any shareholder-employees of First Commercial will be separate consideration for, or allocable to, any of their shares of First Commercial Common Stock; none of the shares of First Banks America Common Stock to be received by any First Commercial shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any First Commercial shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

      9. The terms of the exchange of First Commercial Common Stock for First Banks America Common Stock in the Merger were arrived at in arm's length negotiations between First Commercial and First Banks America.

      10. First Banks America is not an investment company as defined in Sec. 368(a)(1)(A) of the Code.

      11. The majority shareholder of First Banks America, which is also the majority shareholder of First Commercial, did not acquire its majority ownership of First Commercial pursuant to a plan to merge First Commercial into First Banks America.

      IN WITNESS WHEREOF, I have executed this Certificate of First Banks America pursuant to authority granted me by First Banks America's Board of Directors, on behalf of First Banks America and its Board of Directors, this 26th day of November 1997.



                       /s/ Allen H. Blake
                       -----------------------------------------------
                       Allen H. Blake, Vice President, Chief Financial
                          Officer, and Secretary

                       For and on behalf of First Banks America and its Board of Directors

                           EXHIBIT B
                           ---------

          CERTIFICATE OF FIRST COMMERCIAL BANCORP, INC.
          ---------------------------------------------

      The undersigned Donald W. Williams, President and Chief Executive Officer of First Commercial Bancorp, Inc., a Delaware corporation ("FIRST COMMERCIAL"), on behalf of First Commercial and its Board of Directors, HEREBY CERTIFIES that: (a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among First Banks America, Inc., a Delaware corporation ("FIRST BANKS AMERICA") and First Commercial Bancorp, Inc., dated October 3, 1997 , as amended (the "PLAN"); and (b) I am aware that (i) Suelthaus & Walsh, P.C., counsel for First Commercial, will rely on this Certificate in rendering its opinion that the merger (the "MERGER") of First Commercial into First Banks America will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (D) of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) the facts and representations recited herein will survive the Merger. All terms used in this Certificate but not defined herein shall have the meanings assigned to them in the Plan.

      The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF FIRST COMMERCIAL AND ITS BOARD OF DIRECTORS, as follows:

      1. The fair market value of the First Banks America Common Stock and any cash to be received in lieu of fractional shares by each First Commercial shareholder will be approximately equal to the fair market value of the First Commercial Common Stock surrendered in the Merger by each such shareholder.

      2. First Commercial has not disposed of any of its assets, except in the ordinary course of business, in contemplation of or anticipation of the consummation of the Merger.

      3. To the best knowledge of First Commercial and its Board of Directors, taking into account payments to shareholders who effectively exercise their appraisal rights and do not withdraw their demand therefor, there is no plan or intention on the part of any of the holders of First Commercial Common Stock to sell, exchange, or otherwise dispose of any First Banks America Common Stock to be received in the Merger, with the exception of shares to be exchanged for cash in lieu of fractional shares of First Banks America Common Stock.

      4. The total adjusted basis of First Commercial's assets will equal or exceed the sum of the liabilities assumed by First Banks America, plus the amount of liabilities, if any, to which the assets First Commercial will transfer to First Banks America are subject.

      5. All liabilities of First Commercial were incurred in the ordinary course of its business.

      6. First Commercial is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      7.      First Commercial is not an investment company as defined in
Section 368(a)(2)(F) of the Code.

      8. First Commercial and its shareholders each will pay its or their own expenses which are incurred in connection with the Merger.

      9. No intercorporate indebtedness exists or will exist prior to the Merger between First Commercial and First Banks America that was issued or acquired, or will be settled, at a discount.

      10. The payment of cash in lieu of fractional shares of First Banks America Common Stock will be solely for the purposes of avoiding the expense and inconvenience to First Banks America of issuing fractional shares and will not represent separately bargained-for consideration.

      11. None of the compensation to be received by any shareholder-employees of First Commercial will be separate consideration for, or allocable to, any of their shares of First Commercial Common Stock; none of the shares of First Banks America Common Stock to be received by any First Commercial shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any First Commercial shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm s length for similar services.

      12. The terms of the exchange of First Commercial Common Stock for First Banks America Common Stock in the Merger were arrived at in arm's length negotiations between First Commercial and First Banks America.

      13. The majority shareholder of First Commercial, which is also the majority shareholder of First Banks America, did not acquire its majority ownership of First Commercial pursuant to a Plan to merge First Commercial into First Banks America.

      IN WITNESS WHEREOF, I have executed this Certificate of First Commercial pursuant to authority granted me by First Commercial's Board of Directors, on behalf of First Commercial and its Board of Directors, this 26th day of November 1997.

                             /s/ Donald W. Williams
                             -------------------------------------------
                             Donald W. Williams, President and Chief
                                 Executive Officer

                             For and on behalf of First Commercial and its Board of Directors